EXHIBIT 10.1

EQUITY AWARD NOTICE – SECTION 16 OFFICERS

«FULL_NAME»
«HOME_STREET»
«HOME_CITY», «HOME_PROVINCE»«HOME_POSTAL_CODE»

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the "Plan"), on January 23, 2015 you were granted a restricted stock unit award ("RSU") in the amount of «Number_Awarded» units.  Each RSU is equivalent to one share of common stock upon vesting in accordance with the following schedule:

25% vest on May 8, 2016
25% vest on May 8, 2017
25% vest on May 8, 2018
25% vest on May 8, 2019

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control, death or disability as defined in Section 2 of the Plan.  If you leave Havertys, other than in the case of death, disability or retirement, unvested awards are forfeited.  Except as the Compensation Committee may at any time otherwise provide in their sole discretion or as required to comply with applicable law, units not vested at retirement will vest according to the stated schedule. Please consult the 2014 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys' equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.